                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement                     [ ] Confidential, for Use of the Commission Only
                                                        (as permitted by Rule 14a-6(e)(2)
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Rule 14a-12

                           Monarch Dental Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [X] No fee required

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
             0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

         [ ] Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

                     [MONARCH DENTAL CORPORATION LETTERHEAD]


                               September 19, 2002




Dear Shareholder:

         On September 16, 2002, the Board of Directors of Monarch Dental Corporation adopted a shareholder rights plan, as set forth in a Shareholder Rights Agreement. The Shareholder Rights Agreement was adopted following the Company's announcement last week that it has entered into a letter of intent with Bright Now! Dental, Inc., Gryphon Advisors II, L.L.C. and The 180(Degree) Group, LLC regarding the sale of the Company. The Special Committee of the Board of Directors believes that the proposed Bright Now! Dental transaction is in the best interests of the Company and all of its various constituencies. In light of this belief and the recent statements of certain shareholders regarding their intention to seek control of the Company, the Shareholder Rights Agreement was adopted to enhance the Board's ability to protect shareholder interests and to allow all of the Company's shareholders to voice their opinions on the proposed transaction with Bright Now! Dental and its investor group. This measure also is intended to provide the Special Committee with sufficient time to consider any and all alternatives to such transaction.

         Pursuant to the Shareholder Rights Agreement, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of the Company's common stock to shareholders of record as of September 17, 2002. The preferred stock purchase rights are attached to and will trade with the common stock unless one of the triggering events described in the attached Summary occurs. The issuance of the rights will not in and of itself have any dilutive effect, will not affect reported earnings per share, and will not change the way in which you trade shares of the Company's common stock.

         We have enclosed for your reference a Summary of the Shareholder Rights Agreement. If you have any questions concerning these matters, please contact me at (972) 361-8420.


                                            Sincerely,


                                            /s/ W. BARGER TYGART

                                            W. Barger Tygart
                                            Chairman and Chief Executive Officer


Enclosure

         SUMMARY OF MONARCH DENTAL CORPORATION'S SHAREHOLDER RIGHTS PLAN

     On September 16, 2002, the Board of Directors of Monarch Dental Corporation (the "Company") adopted a shareholder rights plan, as set forth in the Shareholder Rights Agreement, dated September 16, 2002, between the Company and Mellon Investor Services LLC, as Rights Agent (the "Rights Agreement"). The following is a summary of some of the terms of the Rights Agreement. This Summary is provided for your convenience, is not intended to explain every detail of the Rights Agreement and is qualified in its entirety by reference to the Rights Agreement. A copy of the Rights Agreement has been filed as an exhibit to the Company's Registration Statement on Form 8-A and Current Report on Form 8-K filed with the Securities and Exchange Commission. Copies of the Rights Agreement are also available from the Company upon written request.

     Pursuant to the Rights Agreement, the Company's Board of Directors declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of the Company's common stock (the "Common Stock") to shareholders of record as of the close of business on September 17, 2002 (the "Record Date"). In addition, one Right will automatically attach to each share of Common Stock issued between the Record Date and the Distribution Date (as defined below). Each Right entitles the registered holder thereof to purchase from the Company a unit consisting of one ten-thousandth of a share (a "Unit") of the Company's Series A Junior Participating Cumulative Preferred Stock, par value $0.01 per share (the "Preferred Stock"), at a cash exercise price of $30.00 per Unit, subject to adjustment (the "Exercise Price"), under the conditions specified in the Rights Agreement and summarized below.

     Initially, the Rights are not exercisable and are attached to and trade with all shares of Common Stock outstanding as of, and issued after, the Record Date. The Rights will separate from the Common Stock and will become exercisable upon the earlier to occur of the following dates: (a) the close of business on the 10th calendar day following the first public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock, other than as a result of repurchases of stock by the Company or certain inadvertent actions by a shareholder (the date of said announcement being referred to as the "Stock Acquisition Date"); or (b) the close of business on the 10th business day (or such later day as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that could result upon its consummation in a person or group becoming the beneficial owner of 15% or more of the outstanding shares of Common Stock (the earlier of these dates being referred to as the "Distribution Date").

     Notwithstanding the foregoing, with respect to any person who beneficially owns (for purposes of the Rights Agreement) 15% or more of the outstanding shares of Common Stock as of September 16, 2002 (such person being referred to as a "Grandfathered Person"), the Distribution Date will not occur unless the Grandfathered Person has acquired beneficial ownership of shares of Common Stock representing an additional 1/2% of the outstanding shares of Common Stock. The Rights Agreement also specifically excludes Bright Now! Dental, Inc. and its investor group from triggering a Distribution Date in connection with the proposed transaction.

     If a Stock Acquisition Date occurs, provision will be made so that each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights will become null and void) will thereafter have the right to receive, upon exercise of the Right, that number of Units of Preferred Stock having a market value equal to two times the exercise price of the Right (such right being referred to as the "Subscription Right"). If, at any time following the Stock Acquisition Date, either (a) the Company consolidates or merges with any other person and the Company is not the continuing or surviving corporation, (b) any person consolidates or merges with the Company, the Company is the continuing or surviving corporation of such transaction and, in connection with such transaction, all or part of the shares of Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or (c) 50% or more of the Company's assets or earning power is sold, mortgaged or otherwise transferred, then each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights will become null and void) will thereafter have the right to receive, upon exercise of the Right, common stock of the acquiring company having a market value equal to two times the exercise price of the Right (such right being referred to as the "Merger Right"). The holder of a Right will continue to have the Merger Right whether or not the holder has exercised the Subscription Right. Rights that are or were beneficially owned by an Acquiring Person may (under certain circumstances specified in the Rights Agreement) become null and void.

     At any time after a person becomes an Acquiring Person, the Board of Directors may, at its option, exchange all or any part of the then outstanding and exercisable Rights for shares of Common Stock or Units at an exchange ratio specified in the Rights Agreement. Notwithstanding the foregoing, the Board of Directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the Common Stock of the Company.

     The Board of Directors may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors), but only until the earlier of (a) the time at which any person becomes an Acquiring Person or (b) the expiration date of the Rights Agreement. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

     The Rights Agreement may be amended by the Board of Directors in its sole discretion until the time at which any person becomes an Acquiring Person. After that time the Board of Directors may, subject to certain limitations set forth in the Rights Agreement, amend the Rights Agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of Rights holders (excluding the interests of an Acquiring Person or its associates or affiliates). In addition, the Board of Directors may, at any time prior to the time at which any person becomes an Acquiring Person, amend the Rights Agreement to lower the threshold at which a person becomes an Acquiring Person to not less than the greater of (a) the sum of (i) 0.001% plus (ii) the largest percentage of the outstanding Common Stock then owned by any person or (b) 10%.

     Until a Right is exercised, the holder will have no rights as a stockholder of the Company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for Units, other securities of the Company, other consideration or common stock of an acquiring company.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on September 17, 2012, unless previously redeemed or exchanged by the Company as described above.

                            ------------------------

                   ADDITIONAL INFORMATION AND WHERE TO FIND IT


         If and when the Company, Bright Now! Dental, Inc. and its investor group execute definitive documentation regarding the proposed transaction, the Company plans to mail a proxy statement to its shareholders containing information about the merger. Investors and securityholders of the Company are advised to read the proxy statement carefully when it becomes available because it will contain important information about the merger, the persons soliciting proxies related to the merger, their interest in the merger, and related matters. Investors and securityholders may obtain free copies of the proxy statement (when available) and other documents filed by the Company at the Securities and Exchange Commission's website at http://www.sec.gov. Free copies of the proxy statement also will be available from the Company by directing such requests to Investor Relations, Monarch Dental Corporation, Tollway Plaza II, 15950 North Dallas Parkway, Suite 825, Dallas, Texas 75248, telephone (972) 361-8420.


                       INFORMATION CONCERNING PARTICIPANTS


         The Company, its directors, executive officers and certain other members of management and employees may be soliciting proxies from the Company's shareholders in favor of the merger. As of the date hereof, Dr. Warren F. Melamed, a director of the Company, beneficially owned approximately 17% of the Company's outstanding common stock, and W. Barger Tygart, Chairman and Chief Executive Officer of the Company, beneficially owned approximately 3% of the Company's outstanding common stock. Each of the other directors and executive officers of the Company beneficially owned less than one percent of the outstanding common stock. Additional information about the interests of these participants may be obtained from reading the proxy statement regarding the proposed transaction when it becomes available.




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